Exhibit 10.62

Cornell Capital Partners, LP

101 Hudson Street, Suite 3700

Jersey City, New Jersey 07302

March 21, 2006

Lithium Technology Corporation

5115 Campus Drive

Plymouth Meeting, PA 19462-1129

Attention: Andrew J. Manning

Re:	Secured Convertible Debenture, Warrants and Investor Registration Rights Agreement Each Dated October 7, 2005

Dear Dr. Manning:

Lithium Technology Corporation, a Delaware corporation (the “Obligor”) and Cornell Capital Partners, LP (the “Holder”) entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) dated October 7, 2005, pursuant to which the Obligor issued and sold to the Holder a secured convertible debenture (the “Debenture”) in the principal sum of Three Million Dollars ($3,000,000) and issued to the Holder five-year warrants to purchase 20,000,000 shares of common stock at the following exercise prices: 10,000,000 at $0.06 per share, 5,000,000 at $0.07 per share and 5,000,000 at $0.10 per share (the “Warrants”).

In connection with the issuance of the Debenture, the Obligor and the Holder entered into an Investor Registration Rights Agreement dated October 7, 2005, (“Registration Rights Agreement”) pursuant to which the Obligor agreed to file a Registration Statement (“Registration Statement”), with the United States Securities and Exchange Commission (“SEC”) within ninety days of October 7, 2005 and a Pledge and Escrow Agreement dated October 7, 2005 (the “Pledge and Escrow Agreement”) pursuant to which the Obligor has pledged to the Holder 250,000,000 shares of Obligor’s Common Stock as security for the Obligor’s obligations under the Debenture (the “Pledged Shares”).

The terms of the Debenture and Warrants, Pledge and Escrow Agreement and Registration Rights Agreement were amended pursuant to a Letter of Amendment dated January 31, 2006. The Parties desire to further amend the terms of the Debenture and Warrants and Registration Rights Agreement as set forth in this Second Letter of Amendment.

All capitalized terms not defined herein shall have the meaning assigned to them in the Debenture or the Registration Rights Agreements.

Lithium Technology Corporation

March 21, 2006

The Parties hereby agree as follows:

1.	Debenture and Warrants.

a.	The Debenture is amended as follows:

(1)	All Scheduled Payments of principal and accrued interest on the Debenture otherwise due on or before March 15, 2006 shall be due on June 15, 2006 (the “Early Maturity Date”).

(2)	In the event the Obligor closes on any debt or equity financing (a “New Financing”), the Obligor shall use fifty percent (50%) of such proceeds to repay principal and interest outstanding under the Debenture.

(3)	In the event the Obligor does not repay all outstanding principal and accrued interest on the Debenture on the Early Maturity Date, the Obligor shall repay $1,800,000 of principal and accrued interest on June 15, 2006 and repay the balance of the outstanding principal and interest on the Debenture over four (4) equal monthly payments commencing July 1, 2006 until October 1, 2006.

(4)	The Debenture shall be convertible from the date hereof and subject to four (4) business days’ advanced written notice from the Holder to the Obligor (the “Advance Conversion Notice”) of its intention to convert. After June 15, 2006, the Holder shall be entitled to convert the Debenture into Common Stock by providing a Conversion Notice (as defined in the Debenture) without first providing the Obligor with an Advance Conversion Notice.

(5)	The Conversion Price at which the Holder may convert the outstanding principal and interest due to Holder under the Debenture into shares of Obligor common stock shall be reduced from $0.06 to $0.03, provided, however, that upon the occurrence of an Event of Default under the Debenture the Holder may convert the outstanding principal and interest due to Holder under the Debenture into shares of Obligor common stock at the Conversion Price of $0.0128.

(6)

The Obligor shall have the right, at any time at its option, including after receipt of an Advance Conversion Notice (and before the expiration of the four business day advance notice period), to redeem a portion or all amounts outstanding under the Debenture in an amount equal to the principal amount to be redeemed and the accrued interest thereon (the “Early Redemption Amount”) subject to two (2) business days’ advanced written notice for any redemption on or before June 15, 2006 and subject to three (3) business days’ advanced written notice for any redemption after June 15, 2006 (in either case, the “Early Redemption Notice”) and a

Lithium Technology Corporation

March 21, 2006

payment of a premium equal to fifteen percent (15%) of the Early Redemption Amount from the Obligor to the Holder.

b.	The Warrants are amended as follows:

(1)	The Warrants shall be exercisable to purchase an additional 20,000,000 shares of common stock for a total of 40,000,000 shares.

(2)	The exercise price of the 40,000,000 Warrant Shares shall be $0.03 per share, provided, however that in the event the Obligor does not repay all outstanding principal and accrued interest on the Debenture on the Early Maturity Date, then on the Early Maturity Date the exercise price of the Warrants shall be reduced to $0.0128 on a pro-rata basis in relation to the amount of principal of the Debenture not repaid by the Obligor as of the Early Maturity Date. (By way of example, if $1,500,000 in principal of the Debenture has not been repaid by the Obligor by the Early Maturity Date, the exercise price of 50% of the Warrants shall be reduced to $0.0128 per share and the exercise price of the remaining 50% of the Warrants shall remain at $0.03 per share.)

2.	Investor Registration Rights Agreement.

a.	The term “Registrable Securities” (as defined in Section 1(c) of the Registration Rights Agreement) shall be amended to mean (i) 250,000,000 shares of Common Stock issuable to the Investors upon conversion of the Convertible Debentures at the reduced exercise price of $0.03 or at the reduced exercise price of $0.0128 if an Event of Default occurs and remains uncured under the Debenture or issuable to the Holder under the Pledge and Escrow Agreement, and (ii) the Warrant Shares (as these terms are defined in the Securities Purchase Agreement). It is understood that the term Warrant Shares includes the additional 20,000,000 shares as to which the Warrant is now exercisable pursuant to the terms of this Second Letter of Amendment.

b.	The Obligor shall file with the SEC within 30 days of the date hereof an amended Registration Statement disclosing the amended terms of the Debenture and Warrants, Pledge and Escrow Agreement and Registration Rights Agreement to the extent applicable and covering the additional 20,000,000 shares as to which the Warrant is now exercisable pursuant to the terms of this Second Letter of Amendment.

3.	Fees.

a.	In consideration of the foregoing, the Obligor shall pay the Holder the balance of the fee due under the January 31, 2005 amendment.

Lithium Technology Corporation

March 21, 2006

Please indicate your agreement to the foregoing by signing below where indicated.

Sincerely,

Cornell Capital Partners, LP By: Yorkville Advisors, LLC Its: General Partner

By:	/s/ Mark Angelo
Mark Angelo
President and Portfolio Manager

Agreed and Acknowledged on March 21, 2006

Lithium Technology Corporation

By:	/s/ Andrew J. Manning
Andrew J. Manning President and Chief Operating Officer